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                                                                    Exhibit 21
                                   THE TORO COMPANY
                              SUBSIDIARIES OF REGISTRANT




All of the following are subsidiaries of The Toro Company as of December 17, 1997.


                                     STATE OR OTHER       PERCENTAGE OF VOTING
                                     JURISDICTION          SECURITIES OWNED BY
            NAME                     OF INCORPORATION       IMMEDIATE PARENT


 Toro Australia Pty. Limited           Australia                 100%

 Toro Credit Company                   Minnesota                 100%

 Toro Europe                           Belgium                   100%

 Toro Foreign Sales Corporation        Barbados                  100%

 Lawn-Boy Inc.                         Delaware                  100%

 Toro Probiotic Products, Inc.         Minnesota                 100%

 Toro Sales Company                    Minnesota                 100%

 Toro Southwest, Inc.                  California                100%

 Toro International Company            Minnesota                 100%

 Hahn Equipment Co.                    Minnesota                 100%

 Professional Turf Products of         Texas                     100%
    Texas, Inc.

 Integration Control Systems &         Texas                     100%
    Services, Inc.

 Turf Management Systems, Inc.         Minnesota                 100%

 James Hardie Irrigation Pty.          Australia                 100%
    Limited

 Irritrol Systems of Europe S.p.A.     Italy                     100%

 Exmark Manufacturing Company          Nebraska                  100%
    Incorporated


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